UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 30, 2004

EQUISTAR CHEMICALS, LP

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-76473	76-0550481
(Commission File Number)	(I.R.S. Employer Identification No.)

1221 McKinney Street, Suite 700, Houston, Texas	77010
(Address of principal executive offices)	(Zip Code)

(713) 652-7200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The descriptions set forth below under each Item are qualified in their entirety by the full text of the respective documents to which they refer.

Item 1.01 Entry into a Material Definitive Agreement

On November 30, 2004, in conjunction with the closing of the business combination between Lyondell Chemical Company (“Lyondell”) and Millennium Chemicals Inc. (“Millennium”), as discussed below in Item 5.01, Lyondell and Millennium executed the Amended and Restated Limited Partnership Agreement of Equistar Chemicals, LP (“Equistar”). Lyondell still owns its 70.5% interest in Equistar, and Millennium still owns its 29.5% interest in Equistar. The Amended and Restated Limited Partnership Agreement provides that (i) a subsidiary of Millennium will be the managing general partner and the sole general partner of Equistar, (ii) at any time, a subsidiary of Lyondell may elect to become a general partner and the managing general partner of Equistar, (iii) residual administrative responsibilities will be directed by the managing general partner and (iv) the chief executive officer of Equistar will be appointed to serve until December 31, 2010.

Certain Arrangements Between the Entities

Equistar, Lyondell and Millennium and their respective affiliates engage in numerous transactions from time to time. Equistar believes that these transactions are on terms substantially no more or less favorable than those that would be agreed upon by third parties on an arm’s-length basis. These transactions include (i) shared services agreements pursuant to which Equistar, Lyondell, Millennium and LYONDELL-CITGO Refining LP (“LCR,” a joint venture of which Lyondell owns 58.75%) provide various administrative and other services to each other; (ii) tax sharing between Millennium and Lyondell relating to the allocation of tax attributes and liabilities and other tax responsibilities; (iii) an operating agreement between an affiliate of Millennium and Equistar regarding Equistar’s operation of a Millennium facility; (iv) loaned employee agreements relating to Lyondell and Equistar employees providing services to Millennium, and Millennium employees providing services to Lyondell and Equistar; and (v) product sales agreements between Millennium, Lyondell, Equistar, LCR and their respective affiliates. For additional information about certain arrangements that exist between Millennium, Lyondell, Equistar and their respective affiliates, see (i) “Material Contracts Between Lyondell and Millennium” in the definitive joint proxy statement/prospectus, which was filed by Lyondell with the Securities and Exchange Commission (the “SEC”) on October 15, 2004, (ii) “Compensation Committee Interlocks and Insider Participation” and “Certain Relationships and Related Transactions” in Lyondell’s proxy statement, which was filed with the SEC on March 16, 2004, and (iii) “Certain Relationships and Related Transactions” in Equistar’s Annual Report on Form 10-K for the year ended December 31, 2003, which was filed with the SEC on March 12, 2004.

The Amended and Restated Limited Partnership Agreement of Equistar Chemicals, LP is filed with this Current Report on Form 8-K as Exhibit 3.2.

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Item 5.01 Changes in Control of Registrant

On November 30, 2004, Lyondell acquired Millennium in a stock-for-stock business combination that resulted in Millennium becoming a wholly owned subsidiary of Lyondell. Lyondell still owns its 70.5% interest in Equistar and Millennium still owns its 29.5% interest in Equistar. As a result of the closing of the business combination, Equistar is an indirect wholly owned subsidiary of Lyondell and Lyondell indirectly controls 100% of the voting interests in Equistar.

Pursuant to the Agreement and Plan of Merger (“Merger Agreement”) dated March 28, 2004 among Lyondell, Millennium and Millennium Subsidiary LLC, a wholly owned subsidiary of Millennium, Millennium Subsidiary merged with and into Millennium, with Millennium as the surviving entity. In the business combination, each share of Millennium common stock was converted into the right to receive 0.95 of a share of Lyondell common stock, and the one share of Millennium preferred stock (valued at approximately $1,000) that was issued to Lyondell immediately before the business combination, was converted into common stock of Millennium which resulted in Lyondell’s acquisition of Millennium.

The number of shares of Lyondell common stock received by the Millennium shareholders in the business combination was based on an exchange ratio. The Merger Agreement provided for an exchange ratio of between 0.95 and 1.05 shares of Lyondell common stock for each share of Millennium common stock, depending on the average of the volume-weighted average sale prices for Lyondell common stock for the 20 trading days ending on the third trading day before the closing of the transaction. Millennium shareholders would have received 0.95 of a share of Lyondell common stock for each share of Millennium common stock if that average price was $20.50 or greater and 1.05 shares of Lyondell common stock if that average price was $16.50 or less. Between these two average prices, the exchange ratio would be proportionately adjusted between 0.95 and 1.05. In the business combination, Millennium shareholders are receiving 0.95 of a share of Lyondell common stock because that average price was $25.05.

Pursuant to the terms of the Merger Agreement, Lyondell agreed to take all necessary action to appoint two current members of Millennium’s Board of Directors as additional members of Lyondell’s Board of Directors to be effective as of the closing of the business combination. Effective as of December 1, 2004, Lyondell’s Board of Directors appointed Worley H. Clark, Jr. and David J.P. Meachin to serve as members of the Lyondell Board of Directors. The Merger Agreement does not obligate Lyondell to cause Messrs. Clark and Meachin to be included on any slate of directors presented to Lyondell’s shareholders for election to the Board at any future meeting of shareholders, and there are no other agreements regarding their election to Lyondell’s Board of Directors.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

3.2	Amended and Restated Limited Partnership Agreement of Equistar Chemicals, LP

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUISTAR CHEMICALS, LP

By:	/s/ Kerry. A. Galvin
Name:	Kerry A. Galvin
Title:	Senior Vice President, General Counsel & Secretary

Date: December 1, 2004

INDEX TO EXHIBITS

Exhibit Number	Description
3.2	Amended and Restated Limited Partnership Agreement of Equistar Chemicals, LP